Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:19 PM 11/24/2003
FILED 08:15 PM 11/24/2003
SRV 030757347 – 3720516 FILE

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

TPG POLYMER HOLDINGS, LLC

THIS Amended and Restated Certificate of Formation of TPG Polymer Holdings, LLC, (the “Company”), dated as of November 24, 2003, has been duly executed and is being filed by an authorized person, in accordance with the provisions of Section 18-208 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “LLC Act”), to amend and restate the original Certificate of Formation of the Company, which was filed on October 28, 2003, with the Secretary of State of the State of Delaware (the “Certificate”), to form a limited liability company under the LLC Act.

The Certificate is hereby amended and restated in its entirety to read as follows:

1.	The name of the limited liability company formed and continued hereby is Polymer Holdings, LLC.

2.	The addresses of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	This Amended and Restated Certificate of Formation shall be effective on November 24, 2003.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation of Polymer Holdings LLC.

Filed this 24th day of November, 2003.

/s/ RICHARD A. EKLEBERRY
Richard A. Ekleberry, authorized person

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